SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
December 22, 2005 (December 16, 2005)

GOODRICH PETROLEUM CORPORATION
(Exact name of Company as specified in its charter)

Delaware	001-7940	76-0466193
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

808 Travis Street, Suite 1320 Houston, Texas (Address of principal executive offices)		77002 (Zip code)
Company’s telephone number, including area code: (713) 780-9494

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
          On December 21, 2005, Goodrich Petroleum Corporation (the “Company”) entered into a Registration Rights Agreement with Bear, Stearns & Co. Inc. and BNP Paribas Securities Corp. as initial purchasers of the Company’s recent private offering of 1,650,000 shares (the “Shares”) of the Company’s 5.375% Series B Cumulative Convertible Preferred Stock (the “Series B Convertible Preferred Stock”). The Registration Rights Agreement is filed herewith as Exhibit 10.1 and is incorporated by reference into this Item 1.01.
Item 3.02. Unregistered Sales of Equity Securities
          On December 21, 2005, the Company completed a private placement with a group of institutional investors raising net proceeds of $79.8 million (after offering costs of $2.7 million). In the private placement, the Company issued and sold 1,650,000 shares of its Series B Convertible Preferred Stock. The purchase price of each share of Series B Convertible Preferred Stock was equal to the liquidation preference of $50 per share. The issuance of Shares in this transaction was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of the Securities Act.
          Each Share is convertible at the option of the holder into the Company’s common stock, par value $0.20 per share (the “Common Stock”) at any time at an initial conversion rate of 1.5946 shares of Common Stock per Share, which is equivalent to an initial conversion price of approximately $31.36 per share of Common Stock. Upon conversion of the Series B Convertible Preferred Stock (pursuant to a voluntary conversion or the Company Conversion Option (as defined in the Certificate of Designation of the Series B Convertible Preferred Stock (the “Certificate of Designation”)), the Company may choose to deliver the conversion value to holders in cash, shares of Common Stock, or a combination of cash and shares of Common Stock. If a Fundamental Change (as defined in the Certificate of Designation) occurs, holders may require the Company in specified circumstances to repurchase all or part of the Series B Convertible Preferred Stock. In addition, upon the occurrence of a Fundamental Change or Specified Corporate Events (as defined in the Certificate of Designation), the Company will under certain circumstances increase the conversion rate by a number of additional shares of Common Stock.
          On or after December 21, 2010, the Company may, at its option, cause the Series B Convertible Preferred Stock to be automatically converted into that number of shares of Common Stock that are issuable at the then-prevailing conversion rate, pursuant to the Company Conversion Option. The Company may exercise its conversion right only if, for 20 trading days within any period of 30 consecutive trading days ending on the trading day prior to the announcement of the Company’s exercise of the option, the closing price of the Common Stock equals or exceeds 130% of the then-prevailing conversion price of the Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock is non-redeemable by the Company.
          The Company intends to use the net proceeds of the offering to redeem within 60 days all of the outstanding shares of its Series A Convertible Preferred Stock for approximately $9.5 million, with the balance of the net proceeds used to fund the continued acceleration of its drilling program. The Company has announced a preliminary capital expenditure budget for 2006 of $195 million, approximately $160 million of which is scheduled for the Cotton Valley Trend. Net proceeds will initially be applied to repay approximately $47.5 million outstanding under the Company’s revolving senior credit facility.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
          The Company has filed with the Secretary of State of the State of Delaware the Certificate of Designation to designate 2,250,000 of its preferred stock as Series B Convertible Preferred Stock. The Certificate of Designation is filed herewith as Exhibit 3.1 and is incorporated by reference into this Item 5.03.
Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description
3.1	Certificate of Designation of 5.375% Series B Cumulative Convertible Preferred Stock

10.1	Registration Rights Agreement dated December 21, 2005 among the Company, Bear, Stearns & Co. Inc. and BNP Paribas Securities Corp.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOODRICH PETROLEUM CORPORATION (Company)

/s/ D. Hughes Watler, Jr.

D. Hughes Watler, Jr.
Senior Vice President &
Chief Financial Officer
Dated: December 22, 2005

EXHIBIT INDEX
Exhibit No. Description

Exhibit No.	Description
3.1	Certificate of Designation of 5.375% Series B Cumulative Convertible Preferred Stock

10.1	Registration Rights Agreement dated December 21, 2005 among the Company, Bear, Stearns & Co. Inc. and BNP Paribas Securities Corp.